                                                                      Exhibit 11


                          CROWN RESOURCES CORPORATION

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                    (in thousands, except per share amounts)




                              December 31,  December 31,  December 31,
                                  1996          1995          1994
                              ------------  ------------  ------------

Outstanding at
beginning of year                   13,172        13,156        12,742

Issued during the year                  39            16           414
                                    ------        ------        ------

Outstanding at end of year          13,211        13,172        13,156
                                    ======        ======        ======

Weighted average number
of shares and share
equivalents outstanding
during the year for
purposes of primary earnings
per share calculation               13,193        13,160         13,161
                                    ======        ======         ======


Earnings (loss) for year           $(1,571)      $(1,717)       $ 3,505
                                     =====        ======         ======

Primary earnings (loss)
per common share                   $ (0.12)      $ (0.13)       $  0.27
                                    ======        ======         ======